Project WORLD

Discussion Materials

February 12, 2024 / Confidential

Jefferies

Table of Contents

Disclaimer

The following pages contain material provided to the disinterested members of the Board of Directors (the "Board") of WORLD (the "Company") by Jefferies LLC ("Jefferies") in connection with Project WORLD.

These materials were prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Board in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any party without Jefferies' prior written consent.

The information contained in this presentation was based solely on publicly available information or information furnished to Jefferies by the Company. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials.

Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction.

Situation Overview

Executive Summary

- On June 21st, 2023, ROSWELL filed an amended 13D jointly with affiliated entities (the "Bidder") updating its beneficial ownership to 21.08%(1) in WORLD
- On June 25th, 2023, ROSWELL delivered a non-binding, publicly disclosed proposal (the "Proposal") to the Board of Directors (the "Board") of WORLD, pursuant to which the Bidder proposed to enter into a transaction to acquire WORLD and combine it with Royal Oak Enterprises, LLC ("Royal Oak") for cash consideration of $4.00 per share
  - The Proposal implied a 28.2% premium to WORLD's unaffected stock price of $3.12 on June 23rd, 2023, and a 44.9% premium to WORLD's 3-month VWAP of $2.76
- On June 25th, 2023, WORLD formed a special committee comprised solely of disinterested members of the Board (the "Special Committee") to review and evaluate the proposal, and subsequently retained Jefferies as financial advisor and announced its strategic review
- Jefferies had discussions with ROSWELL and more than 60 additional parties, including financial sponsors and strategics, regarding a potential transaction with WORLD
  - 10 parties (plus ROSWELL), all financial sponsors, signed an NDA and received the confidential information memorandum (CIM) and virtual data room (VDR) access
  - None of the potential strategic parties progressed to an NDA
- After these discussions yielded no additional indications of interest, and following further discussions between the Special Committee, advisors and ROSWELL around valuation and process, WORLD entered into a 45-day exclusivity agreement with ROSWELL on November 15th, 2023, predicated upon ROSWELL's verbal indication of an increase to $4.50 per share and an openness to increasing beyond that level, subject to due diligence
  - ROSWELL has been conducting (and has now substantially completed) an intensive due diligence process on various functional areas, including Financial, Sales & Marketing, Human Resources, Environmental, and Legal, and has involved its equity and debt financing sources

Source: Company Filings, ROSWELL proposal letter dated June 25, 2023

(1) Reflects an ownership of 8,905,223 shares of WORLD and calculated based on a total basic share count of 42,245,974 as of May 9, 2023.

Executive Summary (cont.)

- On December 12th, 2023, ROSWELL submitted a request to extend the exclusivity period to January 15th, 2024 and re-confirmed its prior verbal indication of $4.50 per share, subject to completing due diligence and regulatory agreements
- The Special Committee declined to extend exclusivity, considering among other factors the lack of a further increase in the indicated price, but agreed to cooperate with ROSWELL to permit completion of critical due diligence in order to faciliate formulation by ROSWELL of an improved, definitive, and fully-financed proposal
- On January 3rd, 2024, Notch View Capital Management, WORLD's second largest shareholder at 5.9%, filed a 13D, urging an immediate sale of the Company at the best price available
  - Notch View has reiterated its position to the Special Committee and also stated its willingness to take more aggressive action if a transaction is not consummated
- On January 16th, 2024, ROSWELL submitted an updated written indication of interest at $4.50 per share, a draft merger agreement and forms of definitive debt and equity commitments
  - Subsequently, ROSWELL's equity partner, Rhone Group, verbally indicated to Jefferies openness to a price of $4.75 per share
- On January 19th, 2024, members of WORLD's Special Committee, ROSWELL, Rhone Group and Jefferies met in-person. At the conclusion of the discussions, ROSWELL and Rhone provided a further increased price of $4.875 per share, conditioned on the Special Committee's agreement to recommend the potential transaction to the Board, and stated that it be deemed as their "best and final" offer
  - ROSWELL stated that if this best and final proposal was not accepted as a basis for immediately moving to definitive documentation, they would withdraw their offer and amend their 13D disclosure accordingly
- On January 21st, the Special Committee and the disinterested directors of the Board authorized the Company and its advisors to work with ROSWELL to negotiate definitive documentation and complete confirmatory due diligence on the basis of the further revised verbal offer of $4.875 per share, which was subsequently confirmed in writing on January 25th
- Over the course of the due diligence process, the Company's 2024P EBITDA expectations have declined from $95M (forecast provided to all interested parties in September) to $91M (updated Management LRP provided to ROSWELL in December) and further to $88M (budget approved by the Board on January 23rd), while street consensus expectations have increased from $76M to $85M – substantially converging with the current budget approved by the Board on January 23rd
  - As of February 2nd, the Special Committee approved for Jefferies' use a revised forecast that reflects the flow-through of the 2024 Budget that was approved by the Board on January 23rd

Source: Company Filings, ROSWELL proposal letter dated January 25, 2024
(1) Reflects an ownership of 8,905,223 shares of WORLD and calculated based on a total basic share count of 42,245,974 as of May 9, 2023.

Transaction Overview

($Millions, except per share data)

- The disinterested directors of WORLD's board are considering the potential sale of the Company via merger (the "Proposed Transaction") with ROSWELL for a purchase price of $4.875 per share in cash (the "Proposed Purchase Price") for each share other than Excluded Shares[(4)]
  - Represents a 56.3% premium to WORLD's unaffected stock price of $3.12 on June 23rd, 2023, a 76.6% premium to WORLD's 3-month unaffected VWAP of $2.76, and a 21.9% increase to the original publicly-disclosed proposal
  - The Proposed Transaction is subject to further negotiation of a definitive merger agreement and completion of remaining confirmatory due diligence, which is expected to be substantially completed concurrently with this presentation
- Jefferies has reviewed the Company's publicly available information and internal financial projections including its long-range plan ("Management LRP") that was approved for Jefferies use by the Special Committee on February 2nd, 2024
- At the Special Committee's direction, based on the work done to date, the materials included here reflect the following analysis and discussion topics:
  - Public market perspectives
  - Financial analyses of the Company's stand-alone intrinsic value, based on the Management LRP as approved for Jefferies use by the Special Committee on February 2nd, 2024 and an analysis of other publicly traded companies and precedent M&A transactions
  - Supplementary analyses for reference purposes only, such as an illustrative financial buyer analysis and an M&A Premiums analysis

Proposed Purchase Price	**$4.875**
Diluted Shares Outstanding[(1)]	**46.725**
Implied Equity Value	**$227.8**
Plus: Debt (12/31/2023)[(2)]	428.8
Less: Cash (12/31/2023)[(2)]	(30.5)
Proposed Transaction Value	**$626.0**

Implied Premiums	**WORLD Stock Price**	
Premium to Current Stock Price (02/09/24)	$3.45	41.3%
Premium to Publicly Disclosed Offer (6/26/23)	$4.00	21.9%
Premium to Unaffected (06/23)	$3.12	56.3%
Premium to 20-Day unaffected VWAP (06/23) [(3)]	$3.05	60.0%
Premium to 90-Day unaffected VWAP (06/23) [(3)]	$2.76	76.6%
Premium to 52-Week High	$4.26	14.4%

Adj. EBITDA	**WORLD Statistic**	**TEV / EBITDA**
FY2023A	$78.3	8.0x
FY2024P - Street Consensus	$85.2	7.3x
FY2024P - Management LRP	$88.0	7.1x

Sources: WORLD latest 10-Q filing (As of September 30, 2023) and Management LRP provided by World management, as approved by the Special Committee for Jefferies' use on February 2, 2024 (the "Management LRP").
(1) Includes 42,858,649 common shares, 2,125,713 RSUs, 214,556 RSAs, 1,526,328 PSUs, and 20,263,300 warrants (per WORLD Management as of 2/9/2024). Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share.
(2) Based on debt balance of $428.8 million and cash balance of $30.5 million as of year end 2023A per WORLD Management.
(3) VWAP calculated based on calendar days.
(4) "Excluded Shares" means shares of the Company's common stock owned by the Company or any of the Company's wholly owned subsidiaries or Ozark Holdings LLC ("Parent") or any of Parent's affiliates (including Merger Sub (as defined below)).

Proposed Transaction Terms

Proposed Purchase Price	▪ $4.875 in cash for each share other than Excluded Shares
Proposed Structure	▪ Reverse Triangular Merger; ROSWELL will cause a subsidiary of Parent ("Merger Sub") to merge with and into the Company, with the Company surviving as an indirect subsidiary of ROSWELL (the "Merger")
Financing	▪ Senior Secured Incremental Term Loan Facility of up to $375 million led by Silver Point as Lead Arranger ▪ Rhone Capital will make a cash equity contribution to Domino DE Holdings L.L.C., an indirect owner of Parent, of $300 million
Certain Closing Conditions	▪ Requisite Stockholder Approval (majority of all outstanding shares and per Section 203, a 2/3rd majority of all outstanding shares not owned by ROSWELL and its affiliates) ▪ HSR Approval ▪ No financing condition ▪ There are no required consents as conditions precedent to close ▪ The disinterested directors (not all directors) will be required to submit written resignations as a condition precedent
No Solicitation	▪ No solicitation, subject to fiduciary out
Outside Date	▪ 6 months from date of agreement
Termination Fees	▪ Company Termination Fee of $20.0 million payable if: – Company accepts a Superior Proposal(1) – Company Board Recommendation Change(2) ▪ Parent Termination Fee of $40.0 million payable in the case of: – Parent's incurable breach of any representations, warranties or covenants – Parent's failure to close within 2 business days following satisfaction of all closing conditions ▪ If Requisite Stockholder Approval not obtained, ROSWELL is prohibited from (i) nominating any candidates to WORLD's Board or (ii) making/participating in a proxy solicitation at the Company's next-to-be-held annual meeting
Other	▪ ROSWELL will use R&W Insurance Policy ▪ No indemnification ▪ WORLD shall file a proxy statement ▪ ROSWELL and WORLD shall jointly file Schedule 13E-3

Source: Proposed merger agreement received on February 11, 2024, debt commitment letter received on February 2, 2024 and equity commitment letter received on February 11, 2024.

(1) "Superior Proposal" means any bona fide, written takeover proposal for 50% or more of the Company's outstanding shares that the Board has determined in good faith is (i) more financially favorable to the Company's stockholders and (ii) reasonably likely to be consummated on the terms and timing proposed.

(2) "Company Board Recommendation Change" means (i) the withdrawal, amendment or modification, in a manner adverse to Parent, of the Board's recommendation that the Company's stockholders approve the Proposed Transaction, (ii) the approval or recommendation of any takeover proposal by a person other than a Parent affiliate or (iii) the failure to include the Company Board Recommendation in the proxy statement.

Public Market Benchmarks

WORLD Trading Update – Public Market Perspective

($Millions, except per share data)

Trading Statistics

	Unaffected[2] (6/23/23)	Current[3] (2/9/24)	ROSWELL Proposal[2] (6/26/23)[1]	ROSWELL Updated Indication[3] (1/16/24)	ROSWELL Proposed Purchase Price[3] (2/9/24)
Share Price	$3.12	$3.45	$4.00	$4.50	$4.875
Shares Outstanding (mm)	44.169	46.725	44.169	46.725	46.725
Market Capitalization	$137.8	$161.2	$176.7	$210.3	$227.8
Plus: Total Debt	439.5	435.6	439.5	435.6	435.6
Less: Cash & Cash Eqv.	(26.6)	(24.2)	(26.6)	(24.2)	(24.2)
Enterprise Value	$550.7	$572.6	$589.5	$621.6	$639.2
CY2023E Consensus Revenue	$554.9	$546.1	$554.9	$546.1	$546.1
CY2024P Consensus Revenue	$579.1	$572.6	$579.1	$572.6	$572.6
CY2023E Consensus EBITDA	$76.4	$77.8	$76.4	$77.8	$77.8
CY2024P Consensus EBITDA	$83.4	$85.2	$83.4	$85.2	$85.2

Valuation Metrics

	Unaffected	Current	ROSWELL Proposal	ROSWELL Updated Indication	ROSWELL Proposed Purchase Price
EV / CY2023E Consensus Revenue	0.99x	1.06x[4]	1.06x	1.15x[4]	1.19x[4]
EV / CY2023E Consensus EBITDA	7.2x	7.4x[4]	7.7x	8.1x[4]	8.3x[4]
EV / CY2024P Consensus EBITDA	6.6x	6.8x[4]	7.1x	7.4x[4]	7.6x[4]

Trading Summary

	Unaffected	Current	ROSWELL Proposal	ROSWELL Updated Indication	ROSWELL Proposed Purchase Price
Share Price	$3.12	$3.45	$4.00	$4.50	$4.875
52-Week High	$6.74	$4.26	$6.74	$4.72	$4.26
52-Week Low	$2.09	$2.09	$2.09	$2.09	$2.09
Current % of 52-Week High	46.3%	81.1%	59.3%	95.3%	114.6%
3-M Avg. Daily Vol. ('000s)	463.4	149.9	540.1	151.9	149.9

Capitalization Table

	9/30/23		Net	Interest	
	$	%	Leverage	Rate	Maturity
Cash and Cash Equivalents	$24.2				
Term Loan, due 2028	$365.6	83.9%	4.5x	S + 450[5]	2028
Revolving Credit Facility, due 2026	$70.0	16.1%	5.4x	S + 375	2026
Total Debt	**$435.6**	**100.0%**	**5.4x**		

Based on Adj. EBITDA as of 9/30/23: **$76**

Term Loan Trading Levels	Price	Yield
Unaffected (6/23/23)	$73.00	16.82%
Current (2/9/24)	$87.60	12.92%

Source: Company filings, S&P Capital IQ as of February 9, 2024.
Note: Shares outstanding based on fully diluted shares outstanding.
(1) Date of 13D public filing.
(2) Balance sheet details are as of 3/31/2023. Consensus estimates for revenue and EBITDA are as of 6/23/2023 and 6/26/2023, respectively. Includes 42,245,974 common shares (including 3,000,000 common shares currently held in escrow), 1,162,688 RSUs, 131,470 RSAs, 629,305 PSUs, 19,491,320 public warrants and 771,980 private warrants. Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share.
(3) Includes 42,858,649 common shares, 2,125,713 RSUs, 214,556 RSAs, 1,526,328 PSUs (per WORLD Management as of 2/9/2024).
(4) Calculated based on balance sheet details as of 9/30/2023 per latest publicly filed 10-Q. Consensus estimates for revenue and EBITDA are as of 12/14/2023. Includes 42,850,915 common shares (including 3,000,000 common shares currently held in escrow), 2,986,552 RSUs, 257,888 RSAs, 2,355,880 PSUs, 20,193,120 public warrants and 70,180 private warrants. Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share.
(5) During the second quarter of 2023, the Company entered into an interest rate swap agreement to manage exposure to interest rate risk related to the variable portion of its term loan facility. The agreement converts the variable interest rate on $188.0 million of the term loan (approximately 50% of the notional amount of the facility) to a rate of 4.265% through February 2026.

WORLD Trading Performance – Public Market Perspective

Stock Price Performance – Since SPAC Closing (June 2020)



$16.00
$14.00
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0.00
6000
5000
4000
3000
2000
1000
0
Current: $3.45
Performance: (65.8%)
Median: $7.12
June 26, 2023
ROSWELL Offers $4.00 / Share to Acquire WORLD
March 13, 2023
ROSWELL Purchases 1,900,000 Shares. Ownership is ~18.33%
April 18 – May 18, 2022
ROSWELL Begins Purchasing Shares in WORLD
June 21, 2023
ROSWELL Purchases 488,923 Shares. 13D Filing. Ownership is ~21.08%
March 14, 2023
ROSWELL Purchases 120,000 shares. Ownership is ~18.62%
March 15, 2023
ROSWELL Purchases 580,000 Shares. 13D Filing. Ownership is ~19.99%
January 3, 2024
Notch View Capital Management Files 13D. Ownership is 5.9%
March 14, 2022
Q4'21 and Full Year Earnings Release
$3.45
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jun-23
Sep-23
Dec-23
Volume
Price

Source: 13D and Form 4 filings and S&P Capital IQ as of February 9, 2024.
Note: Represents Sababa Holdings FREE LLC purchases. Ownership percentage calculations include shares held by Sababa Holdings FREE and those held by Marpet, LLC. ROSWELL is the manager of this entity, and the Trust owns 75% of Marpet. See appendix for further detail.
(1) Weighted average price.

Public Market Views: WORLD — LTM Trading Activity

Market Snapshot

Current	$3.45
Unaffected Stock Price[(1)]	$3.12
30-Day VWAP [(2)]	$3.78
60-Day VWAP [(2)]	$3.56
90-Day VWAP [(2)]	$3.42
180-Day VWAP [(2)]	$3.53
LTM VWAP [(2)]	$3.22
52-Week High	$4.26
52-Week Low	$2.09

LTM Incremental Volume Between Price (%)



12.9%
26.7%
27.4%
28.2%
4.7%
0.0%
0.0%
$4.875
Proposed
Purchase Price
$2.00 - $2.50
$2.51 - $3.00
$3.01 - $3.50
$3.51 - $4.00
$4.01 - $4.50
$4.51 - $5.00
$5.01 - $5.50

Volume Traded as a % of Float[(3)]:	0%	34%	105%	177%	252%	266%	266%

Source: S&P Capital IQ as of February 9, 2024.
(1) Unaffected stock price as of June 23, 2023.
(2) VWAP calculated based on trading days.
(3) Float defined as 42,850,915 shares outstanding less 8,905,223 shares held by ROSWELL and 2,313,485 shares owned by company employees and individual insiders. Reflects volume traded below upper end of range.

Jefferies

WORLD Trading Performance – Public Market Perspective

Stock Price Performance – Beginning Two Weeks Prior to ROSWELL Offer (June 26, 2023)(1)


~114% of Float Traded Since ROSWELL Offer
Price
Volume (000's)
$5.00
$4.50
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
6,000
5,000
4,000
3,000
2,000
1,000
0
$3.45
June 26, 2023 ROSWELL Offers $4.00 / Share to Acquire WORLD
August 9, 2023 Q2 Earnings Release
88% of Volume has Traded Below the $4.00 Public Offer, and 100% has Traded Below the $4.875 Proposed Purchase Price
November 9, 2023 Q3 Earnings Release; No Material Strategic Review Update Provided
$4.00 ROSWELL Publicly Disclosed Offer
January 3, 2024 Notch View Capital Management Files 13D
$4.875 ROSWELL Proposed Purchase Price
Jun-23
Jul-23
Aug-23
Sep-23
Oct-23
Nov-23
Dec-23
Jan-24
Volume
Price

Source: S&P Capital IQ as of February 9, 2024.
(1) Date of 13D public filing.

Financial Analyses

Selected Valuation Methodologies

Methodology / Consideration	General Description	Comments
Analysis of Selected Publicly Traded Companies	▪ Estimates current market value of WORLD based on trading multiples of selected publicly traded companies generally considered relevant for comparative purposes	▪ Reviewed 11 publicly traded **Ingredients & Sweeteners and Packaged Foods** companies
Analysis of Selected Transactions	▪ Estimates value of WORLD based on a review of selected merger and acquisition transactions generally considered relevant for comparative purposes	▪ Reviewed 16 completed transactions with publicly available information in the **Ingredients & Sweeteners and Packaged Foods** sectors
Discounted Cash Flow Analysis	▪ Estimates the value of WORLD based on the present value of the Company's risk-adjusted cash flow	▪ Terminal Value calculated using perpetuity growth method
<u>For Reference Only:</u>		
DCF – Margin Sensitivity Analysis	▪ Sensitivity on DCF analysis, varying outer year EBITDA margin recovery	▪ Sensitizes DCF result if LRP margin recovery from recent ~14% is limited to less than the planned >17%
Financial Buyer (LBO) Analysis	▪ Analyzes the projected income statement and cash flows to determine a range of prices a third-party financial buyer might potentially pay to acquire the Company	
Premiums Paid Analysis	▪ A review, as an additional reference point for informational purposes, of premiums paid in selected M&A transactions involving public companies	▪ Reviewed 186 all-cash transactions across all industries with transaction equity values between $100M and $500M closed since January 1, 2018 ▪ Applied relevant premiums to WORLD's unaffected stock price of $3.12 as of 6/23/23 (1-day prior) and WORLD's unaffected stock price of $2.86 as of 5/26/23 (30-days prior)

Note: Jefferies did not attribute any particular weight to any analysis, methodology or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor; accordingly, Jefferies' analyses must be considered as a whole. Considering any portion of the analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process undertaken by Jefferies.

Historical and Projected WORLD Financial Summary

($Millions)	Historical		Management Forecast						CAGR
	FY2021A	FY2022A	FY2023E	FY2024E	FY2025E	FY2026E	FY2027E	FY2028E	'23E - '28E
Revenue									
Branded CPG	$410	$423	$426	$432	$452	$472	$494	$516	*3.9%*
Flavors & Ingredients	105	116	125	130	140	146	153	160	*5.1%*
Total Revenue	**$514**	**$538**	**$551**	**$562**	**$592**	**$619**	**$646**	**$675**	***4.2%***
% Growth		*4.7%*	*2.3%*	*2.1%*	*5.3%*	*4.5%*	*4.5%*	*4.5%*	
Adjusted Gross Profit									
Branded CPG	133	117	110	126	134	142	148	155	*7.0%*
Flavors & Ingredients	41	50	57	59	66	69	72	75	*5.6%*
Total Adjusted Gross Profit	**$174**	**$167**	**$167**	**$185**	**$200**	**$210**	**$220**	**$230**	***6.5%***
% Margin	*33.9%*	*31.1%*	*30.4%*	*32.9%*	*33.7%*	*34.0%*	*34.0%*	*34.0%*	
Operating Expenses									
Branded CPG	(62)	(54)	(53)	(60)	(63)	(65)	(67)	(69)	*5.4%*
Flavors & Ingredients	(11)	(12)	(13)	(13)	(13)	(13)	(14)	(14)	*0.8%*
Corporate	(20)	(23)	(23)	(24)	(25)	(26)	(26)	(27)	*3.2%*
Total Operating Expenses	**($92)**	**($88)**	**($89)**	**($97)**	**($102)**	**($104)**	**($107)**	**($109)**	***4.2%***
Adjusted EBITDA									
Branded CPG	$72	$64	$58	$66	$71	$76	$81	$86	*8.3%*
Flavors & Ingredients	30	38	44	46	53	55	58	61	*6.9%*
Corporate	(20)	(23)	(23)	(24)	(25)	(26)	(26)	(27)	*3.2%*
Total Adjusted EBITDA	**$82**	**$79**	**$78**	**$88**	**$98**	**$106**	**$113**	**$120**	***8.9%***
% Margin	*16.0%*	*14.7%*	*14.2%*	*15.7%*	*16.5%*	*17.1%*	*17.4%*	*17.8%*	
Memo: Supply Chain Reinvention Addbacks	*8*	*23*	*12*	*5*	-	-	-	-	*N/A*
Total Capital Expenditures	**$12**	**$9**	**$6**	**$7**	**$7**	**$8**	**$8**	**$8**	*7.9%*
% of Total Revenue	*2.4%*	*1.7%*	*1.0%*	*1.2%*	*1.2%*	*1.2%*	*1.2%*	*1.2%*	

Source: Management LRP provided by WORLD management, as approved by the Special Committee for Jefferies' use on February 2, 2024.

Summary of Financial Analyses

ROSWELL Proposed Purchase Price (1/19/24): $4.875

Methodology	Low	High	Metrics
Selected Public Companies Analysis			
2023E Adj. EBITDA Multiple (1)	$3.45	$6.45	▪ 7.3x – 9.1x 2023E Adj. EBITDA – 2023E Adj. EBITDA of $78.3M
2024P Adj. EBITDA Multiple (1)	$4.55	$8.90	▪ 7.1x – 9.4x 2024P Adj. EBITDA – 2024P Mgmt Adj. EBITDA of $88.0M
Selected Transactions Analysis			
2023E Adj. EBITDA Multiple (2)	$4.55	$8.05	▪ 7.8x – 9.9x 2023E Adj. EBITDA – 2023E Adj. EBITDA of $78.3M
Discounted Cash Flow Analysis			
Perpetuity Growth Method	$5.65	$9.95	▪ Discount rate of 10.5% - 12.0% and perpetuity growth rate of 2.0% - 3.0%
(For Reference Only)			
DCF – Margin Sensitivity Analysis	$3.60	$9.55	▪ EBITDA margin at 15.0% – 18.0%; Discount rate of 10.5% – 12.0%; Perpetuity growth of 2.5%
Financial Buyer Analysis	$3.40	$6.65	▪ 20% - 25% IRR, 7.5x – 9.5x exit multiple, 4.5x leverage
Historical Premium Analysis			
All Industries (1 day)	$3.70	$5.10	▪ 25th and 75th Percentile premiums to unaffected share price ($3.12), 1-day prior to 6/26/23
All Industries (30 days)	$3.45	$4.70	▪ 25th and 75th Percentile premiums to unaffected share price ($2.86), 30-days prior to 6/26/23

For Informational Purposes Only

Implied Enterprise Value / EBITDA (1)

	$2.00	$4.00	$6.00	$8.00	$10.00
2023E EBITDA of $78.3M	**6.4x**	**7.6x**	**8.8x**	**10.0x**	**11.2x**
2024P EBITDA of $88.0M	**5.7x**	**6.8x**	**7.9x**	**8.9x**	**10.0x**

Source: WORLD latest 10-Q filing (As of September 30, 2023), Management LRP provided by WORLD management as approved by the Special Committee for Jefferies' use on February 2, 2024.

Note: Share prices are rounded to nearest $0.05. Fully Diluted Share Count includes 42,858,649 common shares, 2,125,713 RSUs, 214,556 RSAs, 1,526,328 PSUs, and 20,263,300 warrants (per WORLD Management as of 2/9/2024). Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share.

(1) Assumes debt balance of $435.6 million and cash balance of $24.2 million as of Q3 2023 end numbers.

(2) Assumes debt balance of $428.8 million and cash balance of $30.5 million as of year end 2023E per Management LRP.

Analysis of Selected Public Companies – Trading Multiples


EV / 2023E EBITDA
Ingredients & Sweeteners Median: 7.3x
Mid-Cap Packaged Foods Median: 10.8x
8.3x
7.7x
7.2x
7.8x
7.3x
4.3x (4)
24.3x
16.0x (5)
15.1x
10.9x
10.7x
10.5x
9.7x
9.1x
ROSWELL Proposed Purchase Price(1) $4.875
ROSWELL Proposal(2) $4.00
Market Valuation (Unaffected)(3) $3.12
TATE & LYLE
Ingredion
SÜDZUCKER
bellring
utz
Simply Good
Flowers FOODS
HAIN CELESTIAL
TreeHouse
Post
B&G B&G Foods, Inc.
Enterprise Value ($M)
$640
$590
$551
$3,493
$8,937
$5,822
$8,604
$2,971
$3,735
$5,766
$1,622
$3,963
$12,776
$2,929


EV / 2024E EBITDA
Ingredients & Sweeteners Median: 7.1x
Mid-Cap Packaged Foods Median: 10.0x
7.6x
7.1x
6.6x
7.4x
7.1x
4.9x (4)
21.8x
14.8x (5)
13.8x
10.2x
9.8x
9.6x
9.6x
9.4x
ROSWELL Proposed Purchase Price(1) $4.875
ROSWELL Proposal(2) $4.00
Market Valuation (Unaffected)(3) $3.12
TATE & LYLE
Ingredion
SÜDZUCKER
bellring
utz
Simply Good
Flowers FOODS
TreeHouse
HAIN CELESTIAL
Post
B&G B&G Foods, Inc.
Enterprise Value ($M)
$640
$590
$551
$3,493
$8,937
$5,822
$8,604
$2,971
$3,735
$5,766
$3,963
$1,622
$12,776
$2,929

Source: S&P Capital IQ as of February 9, 2024.

Note: Multiples are inclusive of stock-based compensation add backs.

(1) As of January 19, 2024
(2) As of June 26, 2023.
(3) As of June 23, 2023.
(4) Pro forma for full year for recent announcement of acquisition of remaining stake in CropEnergies AG for €300M on December 19, 2023.
(5) Pro forma for full year for recent divestiture of Good Health, RW Garcia, and associated manufacturing facilities on February 5, 2024.

Benchmarking WORLD EV / NTM EBITDA Multiple Over Time

EV / NTM EBITDA Multiple – Since SPAC Closing (June 2020)

	1-Year Avg	3-Year Avg	Since June 2020 Avg
WORLD	7.0x	7.8x	7.6x
Ingredients & Sweeteners[(1)]	6.6x	7.6x	7.6x
Mid-Cap Packaged Foods[(2)]	12.0x	12.6x	12.4x


16.0x
14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
0.0x
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jun-23
Sep-23
Dec-23
11.9x
6.7x
5.9x
WORLD
Ingredients
Mid-Cap Packaged Foods

Source: S&P Capital IQ as of February 9, 2024.
Note: Indexes are enterprise value weighted.
(1) Ingredients Index comprised of TATE, INGR and SZU.
(2) Mid-Cap Packaged Foods Index comprised of BRBR, UTZ, SMPL, FLO, THS, HAIN, BGS and POST.

Analysis of Selected Packaged Foods and Ingredients & Sweeteners M&A Transactions

($Millions)

Acquiror	Target	Date Announced	Enterprise Value	EV / LTM Revenue	EV / LTM EBITDA	EBITDA Margin
RHÔNE	Orkla (Food Ingredients 40% Stake)	10/26/23	$1,380	0.9x	NA	NA
irca SINCE 1919	KERRY (Sweet Ingredients Portfolio)	01/10/23	€500	1.2x	12.2x	10.1%
Hometown	BIRCH BENDERS	01/09/23	$40	1.0x	NA	NA
Orkla	Denali Ingredients	10/03/22	$200	2.0x	13.9x	14.5%
CAPVEST	Natra	06/01/22	$503	1.1x	NA	NA
eagle foods	General Mills (Helper & Suddenly Salad)	05/24/22	$610	2.6x	NA	NA
ofi	OLDE THOMPSON since 1944	04/28/21	$950	NA	11.5x	NA
WORLD	Wholesome	12/16/20	$180[1]	0.9x	7.8x	12.0%
WORLD	Swerve	11/09/20	$80	2.2x	14.8x	15.0%
B&G Foods, Inc.	Crisco	10/25/20	$550	2.0x	7.9x	25.9%
sovos brands	BIRCH BENDERS	08/26/20	$146	2.5x	NA	NA
Ingredion	PureCircle	04/08/20	$317	2.6x	NA	NA
ARDIAN	frulact	01/15/20	€128	1.3x	NA	NA
Act II Global Acquisition Corp.	WORLD	12/19/19	$516	1.9x	8.2x	23.0%
Investindustrial	Natra	01/02/19	$215	0.5x	5.5x	9.0%
MITSUI & CO	SIS	09/20/18	$100	0.7x	NA	NA

	Revenue	EBITDA
Mean:	1.6x	10.2x
Median:	1.3x	9.9x

Source: Company filings, S&P Capital IQ, Mergermarket and Jefferies IB estimates.
(1) Excludes $55M earn out.

Discounted Cash Flow Analysis

($Millions)

Unlevered Free Cash Flows

($ Millions)	Year Ending December 31, 2024E	2025E	2026E	2027E	2028E	CAGR 2024E - 2028E	Normalized Terminal Year
Revenue	$562.2	$591.9	$618.5	$646.3	$675.4	*4.7%*	$675.4
EBITDA	$88.0	$97.8	$105.8	$112.7	$120.0	*8.1%*	$120.0
% Margin	*15.7%*	*16.5%*	*17.1%*	*17.4%*	*17.8%*		*17.8%*
Less: Stock-based Compensation[1]	(6.6)	(6.2)	(6.7)	(6.8)	(7.1)		(7.1)
EBITDA (net of SBC)	$81.4	$91.6	$99.1	$105.9	$112.9	*8.5%*	$112.9
% Margin	*14.5%*	*15.5%*	*16.0%*	*16.4%*	*16.7%*		*16.7%*
Less: D&A	(25.1)	(24.9)	(24.6)	(23.4)	(21.4)		(8.3)
Less: Other[2]	(5.1)	-	-	-	-		-
EBIT	$51.2	$66.7	$74.5	$82.5	$91.5	*15.6%*	$104.7
Less: Taxes[3]	(31.2)	(28.0)	(24.6)	(22.5)	(21.4)		(24.5)
Net Operating Profit After Tax (NOPAT)	$20.0	$38.7	$49.9	$60.0	$70.1	*36.9%*	$80.2
Plus: D&A[4]	25.1	24.9	24.6	23.4	21.4		8.3
Less: NWC (Increase) / Decrease	(3.5)	(6.5)	(6.3)	(6.5)	(6.7)		(6.7)
Unlevered CFO	$41.5	$57.0	$68.2	$77.0	$84.7	*19.5%*	$81.7
Less: Capex	(6.9)	(7.2)	(7.6)	(7.9)	(8.3)		(8.3)
Unlevered FCF	$34.6	$49.8	$60.7	$69.1	$76.5	*21.9%*	$73.4
% Conversion	*39.3%*	*50.9%*	*57.3%*	*61.3%*	*63.7%*		*61.2%*
Time Until End of FY	1.0	2.0	3.0	4.0	5.0		
Discount Period	0.5	1.5	2.5	3.5	4.5		
Discount Factor	94.8%	85.2%	76.6%	68.9%	61.9%		
Present Value of Unlevered FCF	$32.8	$42.4	$46.5	$47.6	$47.3		
Terminal Value at 2.5% Growth Rate							$907.0
Present Value of Terminal Value[5]							$532.3
Sum of PV of Unlevered FCF							216.6
Total Enterprise Value							$748.9
Plus: Cash							30.5
Less: Debt							(428.8)
Equity Value							$350.7
FDSO[6]							46.725
Implied Price Per Share							$7.50

Source: Management LRP provided by WORLD management as approved by the Special Committee for Jefferies' use on February 2nd, 2024.
Note: Share prices in sensitivity table are rounded to nearest $0.05. DCF assumes valuation as of December 31, 2023.

(1) Stock-based compensation based on management forecast provided by WORLD management.
(2) Other reflects expenses related to Supply Chain Reinvention program.
(3) WORLD cash tax rates per WORLD management, terminal year effective tax rate of ~23% based on 2028 forecast.
(4) Depreciation & amortization is equal to Capex in the terminal year per WORLD management.
(5) Based on illustrative perpetuity growth rate of 2.5%. Based on illustrative discount rate of 11.25%. Assumes mid-year convention.
(6) Includes 42,858,649 common shares, 2,125,713 RSUs, 214,556 RSAs, 1,526,328 PSUs, and 20,263,300 warrants (per WORLD Management as of 2/9/2024). Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share

Discounted Cash Flow Sensitivity Analysis

Implied Price per Share			
Perpetuity Growth	Discount Rate		
	10.50%	11.25%	12.00%
2.0%	$8.25	$6.85	$5.65
2.5%	$9.05	$7.50	$6.20
3.0%	$9.95	$8.25	$6.85

Implied Terminal EBITDA Multiple[(1)]			
Perpetuity Growth	Discount Rate		
	10.50%	11.25%	12.00%
2.0%	8.2x	7.6x	7.0x
2.5%	8.8x	8.0x	7.4x
3.0%	9.4x	8.6x	7.9x

(For Reference Only)

Implied Price per Share @ 2.5% Illustrative Perpetuity Growth Rate			
EBITDA Margin (%)	Discount Rate		
	10.50%	11.25%	12.00%
15.0%	$5.90	$4.65	$3.60
16.5%	$7.75	$6.35	$5.15
18.0%	$9.55	$8.00	$6.70

Source: Management LRP provided by WORLD management as approved by the Special Committee for Jefferies' use on February 2, 2024.
Note: Share prices in sensitivity table are rounded to nearest $0.05. DCF assumes valuation as of December 31, 2023.
(1) Calculated based on EBITDA net of Stock based Compensation

Appendix

Illustrative Financial Buyer Analysis (For Reference Only)

($Millions, except per share data)

Transaction Assumptions

- Illustrative transaction date of 12/31/2023
- Assumes Management LRP for 2023E-2028E
  - Adjusted EBITDA includes $4.5 million of annual PubCo savings
- Management promote of 10% assumed
- Tax rate assumption per management forecast (~23% by 2028E)
- FD shares of 46.7 million at transaction, reflective of outstanding warrants, RSUs, RSAs, and PSUs(1)
- Pro forma leverage of 4.5x 2023E Adj. EBITDA
  - New $355 million First Lien Term Loan, S + CSA + 500, 98.0 OID, 0.75% Floor
  - Assumes 3-month SOFR and 15 bps CSA
  - Mandatory amortization of 1.00%

Sources and Uses

Sources of Funds	
Buyer Equity Contribution	$335
Transaction Debt	$355
Total Sources	**$690**

Uses of Funds	
Purchase of Equity ($4.875 / sh)	$228
Repayment of Existing Net Debt	$398
Transaction Fees & Expenses	$26
OID / Upfront Fees	$7
Cash to Balance Sheet	$31
Total Uses	**$690**

Pro Forma Financial Summary

	At Close 12/31/2023E	2024E	2025E	2026E	2027E	2028E
Net Sales	**$551**	**$562**	**$592**	**$619**	**$646**	**$675**
Y/Y Growth	*1.5%*	*4.8%*	*4.5%*	*4.5%*	*4.5%*	*4.5%*
Standalone Adj. EBITDA	78	88	98	106	113	120
PubCo Expense Savings		5	5	5	5	5
Adjusted EBITDA	**$78**	**$93**	**$102**	**$110**	**$117**	**$125**
% Margin	*14.2%*	*16.5%*	*17.3%*	*17.8%*	*18.1%*	*18.4%*
Other(2)		(5)	-	-	-	-
CapEx		(7)	(7)	(8)	(8)	(8)
Change in Working Capital		(4)	(7)	(6)	(6)	(7)
Cash Interest Expense		(30)	(27)	(23)	(18)	(12)
Mandatory Amortization		(4)	(4)	(4)	(4)	(4)
Cash Taxes		(27)	(23)	(20)	(18)	(19)
Excess Cash Flow		**$16**	**$35**	**$50**	**$63**	**$75**
New First Lien Term Loan	355	335	297	243	176	98
Total Debt	**$355**	**$335**	**$297**	**$243**	**$176**	**$98**
Cash Balance	30.5	30.5	30.5	30.5	30.5	30.5
Total Leverage	4.5x	3.6x	2.9x	2.2x	1.5x	0.8x
Net Leverage	4.1x	3.3x	2.6x	1.9x	1.2x	0.5x
Adj. EBITDA / Net Int. Exp.		3.0x	3.8x	4.7x	6.5x	10.4x
(Adj. EBITDA - CapEx) / Net Int. Exp.		2.8x	3.5x	4.4x	6.0x	9.7x

Sensitivity Analysis

Implied Price Per Share @ 4.5x Debt / EBITDA			
Exit Multiple	Required IRR		
	20.0%	**22.5%**	**25.0%**
7.5x	$4.70	$4.00	$3.40
8.5x	$5.65	$4.90	$4.20
9.5x	$6.65	$5.75	$5.00

Implied Price Per Share @ 8.5x 2028P EBITDA Multiple			
Total Lvg. Multiple	Required IRR		
	20.0%	**22.5%**	**25.0%**
4.0x	$5.25	$4.45	$3.70
4.5x	$5.65	$4.90	$4.20
5.0x	$6.00	$5.30	$4.60

Implied Price Per Share @ 8.5x 2028P EBITDA Multiple & @ 4.5x Debt / EBITDA			
EBITDA Margin (%)	Required IRR		
	20.0%	**22.5%**	**25.0%**
15.0%	$3.55	$3.00	$2.50
16.5%	$4.55	$3.90	$3.30
18.0%	$5.55	$4.75	$4.10

Source: Management LRP provided by WORLD management as approved by the Special Committee for Jefferies' use on February 2, 2024.

(1) Includes 42,858,649 common shares, 2,125,713 RSUs, 214,556 RSAs, 1,526,328 PSUs, and 20,263,300 warrants (per WORLD Management as of 2/9/2024). Each warrant is exercisable for one-half of one share at a strike price of $11.50 per whole share

(2) Other reflects expenses related to Supply Chain Reinvention program.

Illustrative Premiums Paid Analysis – Equity Values $100M – $500M (For Reference Only)

U.S. and Canada All Cash M&A Majority Transactions, Announced Since January 2018

One-Day & 4-Week Premiums Selected Statistics[(1)]



75%
60%
45%
30%
15%
0%
Premium
19%
21%
38%
40%
63%
64%
25th Percentile
Median
75th Percentile
One-Day Premium
4-Week Premium

One-Day & 4-Week Premiums[(1)]



45%
30%
15%
0%
Frequency
7.5%
8.1%
8.1%
5.4%
10.2%
10.8%
15.1%
14.0%
13.4%
11.3%
12.4%
10.8%
33.3%
39.8%
< 0%
0-10%
10-20%
20-30%
30-40%
40-50%
50%+
Premium Intervals
One-Day Premium
4-Week Premium

Source: Thomson Reuters as of February 9, 2024.
(1) 4-week premium based on closing stock price 4 weeks prior to announcement.

Weighted Average Cost of Capital

($Millions, except per share data)

Selected Companies

Company Name	Equity Value	Total Net Debt	Minority Interest	Total Cap.	D / E Ratio	Net Debt / Total Cap.	Tax Rate	Beta[1]	Unlevered Beta	Adjusted Lev. Beta
Mid-Cap Packaged Food										
BellRing Brands, Inc.	$7,849	$755	$25	$8,628	9.6%	8.8%	25.0%	0.83	0.78	1.05
The Hain Celestial Group, Inc.	867	756	$11	1,633	87.2%	46.3%	25.4%	0.99	0.60	0.81
B&G Foods, Inc.	783	2,146	$9	2,938	274.2%	73.1%	32.5%	0.86	0.30	0.40
The Simply Good Foods Company	3,581	154	$15	3,750	4.3%	4.1%	25.4%	0.60	0.58	0.79
Post Holdings, Inc.	6,594	6,173	$10	12,777	93.6%	48.3%	25.0%	0.66	0.39	0.52
TreeHouse Foods, Inc.	2,422	1,541	$11	3,974	63.6%	38.8%	30.5%	0.63	0.43	0.57
Utz Brands, Inc.	1,526	715	$16	2,257	46.9%	31.7%	30.0%	0.80	0.60	0.80
Flowers Foods, Inc.	4,741	1,026	$11	5,777	21.6%	17.8%	26.8%	0.54	0.46	0.62
Ingredients & Sweetners										
Südzucker AG	$2,835	$1,926	$4	$4,765	67.9%	40.4%	15.8%	0.40	0.25	0.35
Ingredion Incorporated	7,136	2,071	8	9,215	29.0%	22.5%	30.5%	0.66	0.55	0.73
Tate & Lyle plc	3,177	301	8	3,485	9.5%	8.6%	25.0%	0.54	0.50	0.68
Mean	**3,774**	**1,597**	**12**	**5,382**	**64.3%**	**30.9%**	**26.5%**	**0.68**	**0.50**	**0.67**
Median	**3,177**	**1,026**	**$11**	**3,974**	**46.9%**	**31.7%**	**25.4%**	**0.66**	**0.50**	**0.68**
WORLD (Current Debt)	**$167**	**$398**	**$7**	**$573**	**238.2%**	**69.5%**	**30.5%**	**0.89**	**0.33**	**0.89**
WORLD (Illustrative Normalized Debt)[2]	**$338**	**$235**	**$7**	**$573**	**69.6%**	**41.0%**	**30.5%**			

WACC Assumptions

	WORLD	WORLD (Normalized)	Selected Peers	Illustrative Range	
Risk-Free Rate (Rf)[3]	4.5%	4.5%	4.5%	4.5%	4.5%
Unlevered Beta	0.33	0.33	0.50	0.50	0.35
Debt / Equity Ratio	228.1%	69.6%	46.4%	33.3%	66.7%
Adj. Levered Beta[4]	0.86	0.49	0.67	0.62	0.51
Market Risk Premium (Rm)[5]	7.2%	7.2%	7.2%	7.2%	7.2%
Size Premium (Rs)[6]	4.7%	4.7%	4.7%	4.7%	4.7%
Tax Rate[7]	30.5%	30.5%	25.4%	30.5%	30.5%
Pre-Tax Cost of Debt (Kd)[8]	12.9%	10.0%	10.0%	10.0%	10.0%
Assumed After-tax Cost of Debt	9.0%	7.0%	7.5%	7.0%	7.0%
Assumed Net Debt / Total Capital[9]	69.5%	41.0%	31.7%	25.0%	40.0%

WACC Calculation

	WORLD	WORLD (Normalized)	Selected Peers	Illustrative Range	
Unlevered Beta	0.33	0.33	0.50	0.50	0.35
Adj. Levered Beta	0.86	0.49	0.67	0.62	0.51
Multiplied by: Market Risk Premium (Rm)	7.2%	7.2%	7.2%	7.2%	7.2%
Adjusted Equity Risk Premium	**6.2%**	**3.5%**	**4.8%**	**4.4%**	**3.7%**
Plus: Risk-Free Rate (Rf)	4.5%	4.5%	4.5%	4.5%	4.5%
Plus: Size Premium (Rs)	4.7%	4.7%	4.7%	4.7%	4.7%
Cost of Equity (Ke)	**15.4%**	**12.7%**	**14.0%**	**13.6%**	**12.8%**
Multiplied by: E / (D+E)	30.5%	59.0%	68.3%	75.0%	60.0%
Cost of Equity Portion	**4.7%**	**7.5%**	**9.6%**	**10.2%**	**7.7%**
After-Tax Cost of Debt	9.0%	7.0%	7.5%	7.0%	7.0%
Multiplied by: D / (D + E)	69.5%	41.0%	31.7%	25.0%	40.0%
Cost of Debt Portion	**6.2%**	**2.9%**	**2.4%**	**1.7%**	**2.8%**
WACC	**10.9%**	**10.4%**	**11.9%**	**11.9%**	**10.5%**

Source: Public filings, Wall Street equity research, Kroll, Bloomberg.
Note: Market data as of February 9, 2024.

(1) 2-year weekly adjusted betas sourced from Bloomberg as of February 9, 2024.
(2) Normalized per WORLD management (reflects leverage of 3.0x LTM EBITDA).
(3) Spot rate for 20-Year US Treasury Yield as of February 9, 2024.
(4) Adjusted for WORLD debt / capital ratio and median debt / capital ratio for selected comparable companies.
(5) Represents long-horizon expected equity risk premium per Kroll Cost of Capital Navigator.
(6) Size premium based on 10th decile for market capitalizations from Kroll Cost of Capital Navigator.
(7) WORLD tax rate (calculated as the sum of US Federal and State statutory tax rates). Median marginal tax rate used for selected comparative companies.
(8) Based on the current yield of WORLD's existing debt as of February 9, 2024 (~12.9%) and expected incremental debt yield at normalized levels (10.0%).
(9) WORLD normalized debt / capital ratio and median debt / capital ratio for selected comparative companies.

Selected Changes Since Board of Directors Presentation on January 21, 2024

Topic	Summary Changes
Share Count	▪ Reduction in diluted share count by 0.178 million units per WORLD Management as of February 9th, 2024
WORLD Management LRP	▪ Updated WORLD Management LRP (2024E – 2028E) as of January 31st, 2024, reflecting the roll-through of the 2024 Board-approved budget, as approved by the Special Committee for Jefferies' use on February 2nd, 2024 – 2024E Revenue down to \$562.2 million from \$567.1 million (2025E-2028E down ~\$7 – 9 million annually) – 2024E Adjusted EBITDA down to \$88.0 million from \$91.1 million (2025E-2028E down ~\$3 million annually) – 2024E Change in NWC down to (\$3.5) million from \$0.0 million – 2024E Cash-related addbacks (inclusive of Supply Chain Reinvention) up to \$5.1 million from \$3.0 million – 2024E CAPEX down to \$6.9 million from \$7.5 million (2025E-2028E down ~\$1.0 million annually)
Selected Other Changes	▪ Decrease in EV / 2023E EBITDA selected companies trading multiples range from 7.6x – 9.2x to 7.3x - 9.1x based on movements in the selected companies' share prices and financial data ▪ Decrease in EV / 2024E EBITDA selected companies trading multiples range from 7.3x – 9.3x to 7.1x - 9.4x based on movements in the selected companies' share prices and financial data

Source: WORLD management, market data as of February 9, 2024.

Benchmarking WORLD Trading Performance

Stock Price Performance – Since SPAC Closing (June 2020)

	YTD	LTM	Since June 2020
WORLD	(0.3%)	2.7%	(65.8%)
Ingredients & Sweeteners[1]	(5.5%)	(3.9%)	5.2%
Mid-Cap Packaged Foods[2]	2.7%	9.8%	7.5%


60.0%
40.0%
20.0%
0.0%
(20.0%)
(40.0%)
(60.0%)
(80.0%)
(100.0%)
Jun-20
Sep-20
Dec-20
Mar-21
Jun-21
Sep-21
Dec-21
Mar-22
Jun-22
Sep-22
Dec-22
Mar-23
Jun-23
Sep-23
Dec-23
7.5%
5.2%
(65.8%)
WORLD
Ingredients
Mid-Cap Packaged Foods

Source: S&P Capital IQ as of February 9, 2024.
Note: Indexes are market cap weighted.
(1) Ingredients Index comprised of TATE, INGR and SZU.
(2) Mid-Cap Packaged Foods Index comprised of BRBR, UTZ, SMPL, FLO, THS, HAIN, BGS and POST.

Analysis of Selected Public Companies – Financial Benchmarking

Confidential

Ingredients & Sweeteners | Mid-Cap Packaged Foods | World (Consensus) | World (Management)

($Millions)

2023E Revenue		'22E – '23E Revenue Growth		2023E Gross Margin		2023E EBITDA		'22E – '23E EBITDA Growth		2023E EBITDA Margin	
Südzucker	$11,122	Tate & Lyle	25%	Tate & Lyle	49%	Südzucker	$1,359	Südzucker	29%	BellRing	21%
Ingredion	$8,301	Post	21%	Flowers Foods	48%	Post	$1,323	Post	28%	Simply Good Foods Company	20%
Post	$7,345	BellRing	20%	Simply Good Foods Company	36%	Ingredion	$1,188	TreeHouse	27%	Tate & Lyle	19%
Flowers Foods	$5,090	Südzucker	14%	Utz	35%	Flowers Foods	$502	BellRing	19%	Post	18%
TreeHouse	$3,459	Flowers Foods	6%	Südzucker	34%	Tate & Lyle	$423	Ingredion	19%	B&G Foods, Inc.	15%
Tate & Lyle	$2,266	Simply Good Foods Company	5%	BellRing	32%	TreeHouse	$364	Utz	9%	Ingredion	14%
Median	$2,054	**Median**	4%	**Median**	30%	**Median**	$354	**Median**	8%	**Median**	14%
B&G Foods, Inc.	$2,054	Ingredion	4%	**World** (Management)	30%	BellRing	$354	Simply Good Foods Company	8%	**World** (Management)	14%
Hain Celestial	$1,790	Utz	2%	**World** (Consensus)	27%	B&G Foods, Inc.	$317	B&G Foods, Inc.	5%	**World** (Consensus)	14%
BellRing	$1,712	**World** (Management)	2%	Post	27%	Simply Good Foods Company	$247	Flowers Foods	0%	Utz	13%
Utz	$1,438	**World** (Consensus)	1%	Hain Celestial	22%	Utz	$186	**World** (Management)	(1%)	Südzucker	12%
Simply Good Foods Company	$1,251	TreeHouse	0%	B&G Foods, Inc.	22%	Hain Celestial	$152	**World** (Consensus)	(2%)	TreeHouse	11%
World (Management)	$551	Hain Celestial	(3%)	Ingredion	21%	**World** (Management)	$78	Tate & Lyle	(6%)	Flowers Foods	10%
World (Consensus)	$546	B&G Foods, Inc.	(5%)	TreeHouse	18%	**World** (Consensus)	$78	Hain Celestial	(16%)	Hain Celestial	8%

Source: S&P Capital IQ as of February 9, 2024.

Jefferies